Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Offering Statement on Form 1-A/A of our report, dated August 30, 2022 (which includes an explanatory paragraph relating to The iRemedy Health Companies, Inc.’s ability to continue as a going concern), related to the consolidated financial statements of The iRemedy Healthcare Companies, Inc., as of December 31, 2021 and 2020 and for the years then ended, which is contained in that Offering.

/s/ WithumSmith+Brown, PC

Orlando, Florida

November 4, 2022